Exhibit (a)(5)(b)

AGC NETWORKS COMMENCES CASH TENDER OFFER TO ACQUIRE BLACK BOX CORPORATION

DALLAS, MUMBAI and SINGAPORE, November 21, 2018 – AGC Networks Pte Ltd. today announced that its wholly owned subsidiary, Host Merger Sub, Inc., has commenced a cash tender offer to acquire all of the outstanding shares of common stock of Black Box Corporation (Nasdaq:BBOX) at a purchase price of $1.08 per share, before deduction of applicable withholding taxes and without interest.

The tender offer is being made pursuant to the previously announced definitive agreement and plan of merger, dated November 11, 2018, among Black Box, AGC Networks and certain of its affiliates. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on December 19, 2018, unless extended or earlier terminated in accordance with the terms of the merger agreement. Following the completion of the tender offer, AGC Networks expects to consummate a merger of Host Merger Sub, Inc. with and into Black Box, with Black Box surviving as an indirect wholly owned subsidiary of AGC, as a result of which the remaining Black Box stockholders will receive the same consideration per share as paid in the tender offer.

As previously announced by Black Box, its board of directors has unanimously recommended that Black Box stockholders accept the tender offer and tender their shares pursuant to the tender offer.

Subject to the provisions of the merger agreement, purchaser may be required, or in some cases may have the right to extend the offer if required by applicable law or if at the time the offer is scheduled to expire, any of the conditions to the offer have not been satisfied or waived.

Shares validly tendered pursuant to the offer may be withdrawn at any time prior the expiration of the offer and unless previously accepted for payment may also be properly withdrawn at any time after January 20, 2019.

Payment for any shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by American Stock Transfer & Trust Co., LLC, the paying agent and depositary for the offer of certificates representing such shares or confirmation of a book-entry transfer into the depositary’s account at The Depositary Trust Company pursuant to the procedures set forth in the offer to purchase described below, a letter of transmittal properly completed and executed in accordance with its instructions and any other documents required by the letter of transmittal.

For purposes of the offer, purchaser will be deemed to have accepted for payment and purchased shares validly tendered and not properly withdrawn prior to the expiration time, if and when purchaser gives oral or written notice to the depositary of its acceptance for payment of shares pursuant to the offer. Payment for shares accepted for payment pursuant to the offer will be made with the depositary, which will act as paying agent for purposes of receiving payments from purchaser and transmitting payments to the tendering stockholders.

The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes. Holders of shares should consult with their own tax advisors about the particular tax consequences of the offer and the merger to them.

The closing of the tender offer is subject to customary conditions, including the tender of at a majority of the outstanding shares of Black Box (as further described in the offer to purchase).

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended is contained in the offer to purchase and is incorporated herein by reference.

Copies of the offer to purchase, the related letter of transmittal and other materials related to the tender offer may be obtained for free from the information agent, Okapi Partners, Inc., toll-free at (212) 297-0720 or collect at (877) 869-0171.

Notice to Investors and Security Holders

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents has been filed with the United States Securities and Exchange Commission (the “SEC”) by AGC and/or its affiliates, and a solicitation/recommendation statement on Schedule 14D-9 has been filed with the SEC by Black Box. The offer to purchase Black Box common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer.

Forward-Looking Statements

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions, degradation in Black Box’s financial performance, or other factors; (x) the risk that the equity financing, debt financing or both to be obtained by AGC and/or its affiliates are unavailable to complete the Offer or the Merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC and/or its affiliates in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, and Black Box’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2018 and September 30, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

AGC Networks
Mike Carney
Senior Vice President
Phone: +1 214 258 1612
Email: legal.us@agcnetworks.com

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